Exhibit (h)(1)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is made as of this          day of         , 2023, by and between JPMorgan Private Markets Fund, a Delaware statutory trust (the “Fund”), and J.P. Morgan Institutional Investments Inc. (the “Distributor”), a Delaware corporation.

WHEREAS, the Fund is registered as an investment company with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and has filed one or more registration statements with the SEC registering an ongoing offering of its common shares of beneficial interest (“Shares”) under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”), as such registration statement, including any prospectus or statement of additional information, may be amended, supplemented or replaced from time to time (the “Prospectus”);

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, the Fund wishes to retain the Distributor to serve as distributor of each class of the Shares and for such additional classes of Shares that the Fund may issue in the future, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and intending to be legally bound, the parties hereby agree as follows:

SECTION 1    APPOINTMENT AND OFFERING

1.1    Principal Underwriter. The Fund hereby appoints Distributor as its principal underwriter and distributor of Shares and to provide such other services in accordance with the terms set forth in this Agreement. Distributor accepts such appointment and agrees to furnish certain related services as set forth in this Agreement.

1.2    Appointment not Exclusive. Notwithstanding Distributor’s appointment as principal underwriter and distributor of Shares, the Fund reserves the right to make sales of Shares without sales charges consistent with the terms of the Prospectus, including direct sales of Shares, and to engage in other legally authorized transactions in Shares. Such other transactions may include, without limitation, transactions between the Fund, or any class thereof, and its shareholders only; transactions involving the reorganization of the Fund; and transactions involving the merger or combination of the Fund with another corporation or trust.

1.3    Offering. The Distributor and the Fund have established the following investor eligibility procedures in connection with the offer and sale of Shares and agree that neither party will make offers or sales of any Shares except in compliance with such procedures: (i) unless otherwise permitted by the SEC, offers and sales of Shares will be made only to investors that are reasonably believed to qualify as “accredited investors,” as defined in Rule 501(a) under the 1933 Act and as “qualified clients,” as defined in Rule 205-3 under the 1940 Act; and (ii) no sale of Shares to any one investor will be for less than the minimum denominations as may be specified in the Prospectus or as the Fund shall advise. Both the Distributor and the Fund acknowledge and agree that Shares are to be offered and sold to investors only on the terms, including with respect to pricing of Shares, subscription dates, investment minimums, handling of investor funds, payment of sales commissions and servicing and other fees and investor eligibility standards, if any, set forth in the Prospectus.

SECTION 2    SOLICITATION OF SALES AND OTHER SERVICES

2.1    Solicitation of Sales. The Fund grants to Distributor the right to sell its Shares authorized for issue, at the net asset value per Share, plus any applicable sales charges, in accordance with the Prospectus, as agent and on behalf of the Fund, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC, the laws governing the sale of securities in the various states (“Blue Sky Laws”) and the terms of the Prospectus. The Fund may terminate, suspend or withdraw the offering of Shares whenever, in its sole discretion, it deems such action to be desirable. The Distributor agrees that no offer or sale of Shares will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where Shares have not been registered or qualified for offer and sale under applicable state securities laws unless Shares are exempt from the registration or qualification requirements of such laws. The Distributor agrees to provide or cause to be provided a current Prospectus, including any written supplements, to prospective shareholders in accordance with the prospectus delivery requirements under the 1933 Act. The Distributor may prepare, print and distribute such other sales literature and advertising materials in connection with the offering of Shares as it deems appropriate, provided that the Fund has previously approved such other sales literature and advertising materials. Without limiting the foregoing, the Distributor (which may include its affiliates) shall perform or supervise the performance by others of the distribution and marketing services set forth herein. The Distributor shall cooperate with the Chief Compliance Officer of the Fund with respect to requests for information and other assistance regarding the obligations of the Fund in respect of Rule 38a-1 under the 1940 Act.

2.2    Sale of Shares. Distributor will have the right, as agent, to sell Shares to broker-dealers that are members of FINRA and who have entered into selling agreements with Distributor; or through other financial intermediaries, in each case against orders therefore. In consideration of these rights granted to the Distributor, the Distributor agrees to use all commercially reasonable efforts in connection with the sale of Shares; provided, however, that the Distributor will not be prevented from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. The provisions of this paragraph do not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction or laws of any foreign jurisdiction in which it is not now registered or to maintain its registration in any jurisdiction in which it is now registered or obligate the Distributor to sell any particular number of Shares. The Distributor will not direct remuneration from commissions paid by the Fund for portfolio securities transactions to a broker or dealer for promoting or selling Shares. The Fund reserves the right to refuse at any time or times to sell any of its Shares for any reason deemed adequate by it. All orders will be subject to acceptance and confirmation by the Fund. Throughout the term of this Agreement, the Distributor shall maintain such licenses and registrations as are necessary to permit it and its representatives and agents to provide the services hereunder.

2.3    Other Services. Without limiting the foregoing, the Distributor will perform and/or enter into arrangements for others to perform the additional services set forth herein, including the following personal investor services and account maintenance services:

(a) providing administrative, operational and infrastructural support for the selling of Shares, as necessary;

(b) handling inquiries regarding the Fund from shareholders in the Fund, including but not limited to, questions concerning such shareholders’ investments in the Fund, including repurchase offers, reports and tax information provided by the Fund;

(c) assisting in the enhancement of relations and communications between shareholders and the Fund;

(d) assisting in the establishment and maintenance of shareholders’ accounts with the Fund, including notifying the Fund or its agents of any changes in account information;

(e) assisting in receiving and forwarding purchase and repurchase requests and payments to and from such shareholders;

(f) assisting the Fund or its agent (including the Fund’s transfer agent) with the process of receiving and forwarding purchase and repurchase requests and payments to and from shareholders;

(g) providing such other similar services as the Fund may reasonably request to the extent Distributor is permitted to do so under applicable statutes, rules and regulations; and

(h) assisting, as requested, in the repurchase of Shares owned by shareholders.

SECTION 3    REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1    Representations, Warranties and Covenants of the Fund. The Fund represents, warrants and covenants that:

(a) it is duly formed, validly existing and in good standing under the laws of the state of Delaware, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

(b) this Agreement has been duly authorized by the Board of Trustees of the Fund, including by the affirmative vote of a majority of the independent trustees of the Fund; and when executed and delivered by the Fund, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms;

(c) it shall timely perform all obligations identified in this Agreement as obligations of the Fund, including, without limitation, providing the Distributor with all marketing materials reasonably requested by the Distributor and giving all necessary consents or approvals in good faith and within a timely manner;

(d) it is an investment company that is duly registered under all applicable laws and regulations, including, without limitation, the 1940 Act;

(e) each Prospectus has been prepared in accordance with all applicable laws and regulations and, at the time such Prospectus was filed with the SEC and became effective, no Prospectus will include an untrue statement of a material fact or omit to state a material fact that is required to be stated therein so as to make the statements contained in such Prospectus not misleading;

(f) it will notify the Distributor as soon as reasonably practical in advance of any matter which could materially affect the Distributor’s performance of its duties and obligations under this Agreement, including any amendment to the Prospectus;

(g) it will provide Distributor with a copy of each Prospectus as soon as reasonably possible prior to or contemporaneously with filing the same with an applicable regulatory body; and

(h) it shall fully cooperate with requests from government regulators and the Distributor for information relating to customers and/or transactions involving the Shares, as permitted by law, in order for the Distributor to comply with its regulatory obligations.

3.2    Representations, Warranties and Covenants of Distributor. Distributor represents, warrants and covenants that:

(a) it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

(b) it is registered as a broker-dealer with the SEC under the 1934 Act and a member of FINRA;

(c) it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism activities including Bank Secrecy Act, as amended by USA PATRIOT Act, U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), Financial Crimes and Enforcement Network (“FinCEN”) and the SEC (collectively, “Money Laundering Laws”) in its duties as a Distributor under this Agreement, provided that such duties and corresponding compliance with Money Laundering Laws are not delegated or otherwise carried out by placement agents, financial intermediaries, the Fund’s administrator or the Fund’s transfer agent pursuant to separate agreements between such party and the Fund or Distributor;

(d) it has an anti-money laundering program (“AML Program”), that at minimum includes, (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; (iv) appropriate risk-based procedures for conducting ongoing customer due diligence, including: (a) understanding the nature and purpose of customer relationships for the purpose of developing a customer risk profile and (b) conducting ongoing monitoring to identify and report suspicious transactions and, on a risk basis, to maintain and update customer information (including beneficial ownership information of legal entity customers); and (v) appropriate record keeping procedures; and

(e) it shall not give any information or make any representations other than those contained in the current Prospectus filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for the Distributor’s use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations; and provided further, that the Fund has previously approved such material.

SECTION 4    REGISTRATION OF SHARES

The Fund agrees that it will take all action necessary to register Shares under the federal and state securities laws so that there will be available for sale the number of Shares the Distributor (and each financial intermediary, as applicable) may reasonably be expected to sell and to pay all fees associated with said registration. The Fund will make available to the Distributor such number of copies of its Prospectus as the Distributor may reasonably request. The Fund will furnish to the Distributor or its financial intermediaries copies of all information, financial statements and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares.

SECTION 5    AGREEMENTS WITH FINANCIAL INTERMEDIARIES

The Distributor is authorized to enter into written agreements (“Selling Agent Agreements”) with banks, broker/dealers, insurance companies and other financial institutions (collectively, “Intermediaries”), on terms and conditions consistent with this Agreement and all applicable laws, regulations and exemptive relief, and to fix therein the portion of the sales charge, if any, that may be allocated to the Intermediaries on such terms and conditions as the Distributor will deem necessary or appropriate. The Selling Agent Agreements may be on the general forms that are approved by the Board of Trustees of the Fund. The Distributor also may enter into other forms of agreements relating to selling agent activities and support as it deems appropriate, provided that the Distributor determines that the Fund’s responsibility or liability to any person under, or on account of any acts or statements of any such Intermediary under, any such agreement does not exceed its responsibility or liability under the general form(s) of Selling Agent Agreement approved by the Board of Trustees of the Fund, and provided further that the Distributor determines that the overall terms of any such agreement are not materially less advantageous to the Fund than the overall terms of the general form(s) of Selling Agent Agreement approved by the Board of Trustees of the Fund. Shares sold to Intermediaries will be for resale by such Intermediaries only at the public offering price set forth in the applicable Prospectus or as otherwise permissible under the federal and state securities laws. With respect to Intermediaries who are acting as brokers or dealers within the United States, the Distributor will offer and sell Shares, as agent for the Fund, only to such Intermediaries who are members in good standing of FINRA. The Fund acknowledges that Distributor may act as the Fund’s agent for transmitting, or arranging for transmission of, distribution and/or shareholder servicing fees to be paid to Intermediaries in accordance with arrangements between the Distributor and such Intermediaries. The Distributor will require that all Selling Agent Agreements require Intermediaries to offer Shares only to those persons the Distributor or Intermediary making such offering of Shares (a) shall reasonably believe is an “accredited investor” with respect to the Shares within the meaning of Regulation D under the 1933 Act, to the extent required by the SEC and is a “qualified client” as defined in Rule 205-3 under the 1940 Act, to the extent the Fund continues to charge an incentive fee that requires such standard and (b) who subscribe for no less than the minimum denominations as specified in the Prospectus or as the Fund or Distributor shall advise.

SECTION 6    EXPENSES

6.1    Fund Expenses. The Fund will pay all fees and expenses (i) in connection with the preparation, setting in type and filing of any Prospectus under the 1933 Act and amendments for the issue of its Shares; (ii) in connection with the registration and qualification of Shares for sale in the various states in which the Board of Trustees of the Fund will determine advisable to qualify such Shares for sale; (iii) of preparing, setting in type, printing and mailing any report or other communication to shareholders of the Fund in their capacity as such; (iv) charges by FINRA in connection with FINRA review of Fund advertising and marketing materials; and (v) of preparing, setting in type, printing and mailing any Prospectus sent to existing shareholders.

6.2    Distributor Expenses. Distributor will pay all of its costs and expenses (other than expenses which one or more dealers may bear pursuant to any agreement with Distributor) incurred by it in connection with the performance of its distribution duties hereunder.

SECTION 7    COMPENSATION

7.1    Compensation to Distributor. As compensation for providing the services under this Agreement, the Distributor will receive from the Fund:

(a) all distribution and service fees, as applicable, at the rate and under the terms and conditions set forth in the Fund’s distribution plan established pursuant to Rule 12b-1 under the 1940 Act (the “Distribution Plan”) and/or shareholder services and similar plans applicable to the appropriate class of Shares of the Fund, as such plans may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees of the Fund may impose;

(b) all front-end sales charges, if any, on purchases of Shares sold subject to such charges as described in the Prospectus, as amended from time to time. The Distributor, or brokers, dealers and other financial institutions and intermediaries that have entered into sub-distribution agreements with the Distributor, may collect the gross proceeds derived from the sale of such Shares, remit the net asset value thereof to the Fund upon receipt of the proceeds and retain the applicable sales charge; and

(c) all contingent deferred sales charges (“CDSC”), if any, applied on repurchases of Shares subject to such charges on the terms and subject to such waivers as are described in the Prospectus, or as otherwise required pursuant to applicable law.

7.2    Payments to Financial Intermediaries. The Distributor may re-allow any or all of the distribution or service fees, front-end sales charges and CDSCs that it is paid by the Fund to such brokers, dealers and other financial institutions and intermediaries as the Distributor may from time to time determine.

SECTION 8    INDEMNIFICATION; CONTRIBUTION; LIMITATION OF LIABILITY

8.1    Indemnification of Distributor. The Fund agrees to indemnify, defend and hold harmless the Distributor, each of its directors, officers, employees and each person, if any, who controls, is controlled by or is under common control with, the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnified Parties”) from and against any and all losses, claims, damages or liabilities, joint or several, whatsoever (including any investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Distributor Indemnified Parties may become subject, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Prospectus or any document incorporated by reference therein or filed as an exhibit thereto, or any marketing literature or materials distributed on behalf of the Fund with respect to the securities covered by the Prospectus (the “Covered Documents”) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Distributor for any legal or other expenses reasonably incurred by the Distributor in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Fund shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Covered Documents about the Distributor in reliance upon and in conformity with written information furnished to the Fund by the Distributor expressly for use therein. In no case is the indemnity by the Fund in favor of the Distributor or any other person to be deemed to protect the Distributor or any other person against any liability to the Fund or its shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

8.2    Indemnification of the Fund. Distributor agrees to indemnify, defend and hold harmless the Fund, each of its trustees, officers, employees and each person, if any, who controls, is controlled by or is under common control with, the Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnified Parties”) from and against any and all losses, claims, damages or liabilities, joint or several, whatsoever (including any investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Fund Indemnified Parties may become subject, to the extent, but only to the extent, that an untrue statement or alleged untrue statement or omission or alleged omission was made in a Covered Document, in reliance upon and in conformity with written information furnished to the Fund by or on behalf of the Distributor.

8.3    Indemnification Procedures.

(a) If any action or claim shall be brought against any Distributor Indemnified Party or Fund Indemnified Party (any such party, an “Indemnified Party” and collectively, the “Indemnified Parties”), in respect of which indemnity may be sought against the other party hereto, such Indemnified Party shall promptly notify the indemnifying party in writing, and the indemnifying party shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses; but the failure to notify the indemnifying party shall not relieve it from any liability which it may have to any Indemnified Party except to the extent such indemnifying party has been materially prejudiced by such failure.

(b) Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the indemnifying party has agreed in writing to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense and employ counsel, or (iii) the named parties to any such action (including any impleaded party) included such Indemnified Party and the indemnifying party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party or which may also result in a conflict of interest (in which case if such Indemnified Party notifies the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such Indemnified Party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all such Indemnified Parties.

(c) No indemnifying party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(d) The indemnifying party shall not be liable for any settlement of any such action effected without its written consent, but if such action is settled with the written consent of the indemnifying party, or if there shall be a final judgment for the plaintiff in any such action and the time for filing all appeals has expired, the indemnifying party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

(e) The obligations of the indemnifying party under this Section 8 shall be in addition to any liability that the indemnifying party may otherwise have.

8.4    Contribution. If the indemnification provided for in this Section 8 is insufficient or unavailable to any Indemnified Party under this Section 8 in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the Fund on the one hand and the Distributor on the other from the offering of the Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the Indemnified Party failed to give the notice required under Section 8.3(a), above, then each indemnifying party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Fund on the one hand and the Distributor on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Fund on the one hand and the Distributor on the other shall be deemed to be in the same proportion as the amount of gross proceeds received by the Fund from the offering of the Shares under this Agreement (expressed in dollars) bears to the net profits received by the Distributor under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Fund on the one hand or the Distributor on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Fund and the Distributor agree that it would not be just and equitable if contributions pursuant to this Section 8.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

8.5    Consequential Damages. In no event and under no circumstances will either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

8.6    Limitation of Liability. The obligations of the Fund entered into in the name of the Fund or on behalf thereof by any of its trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, officers, employees, agents or shareholders of the Fund personally, but bind only the assets of the Fund, and all persons dealing with the Fund must look solely to the assets of the Fund for the enforcement of any claims against the Fund.

SECTION 9    TERM AND TERMINATION

This Agreement will be effective upon its execution, and, unless terminated as provided herein, this Agreement shall remain in effect until June 30, 2024, and shall thereafter continue in effect for successive annual periods, provided that such continuance shall be specifically approved at least annually: (i) by the vote of a majority of the trustees of the Fund, and (ii) by the vote of a majority of those trustees of the Fund who are not parties to this Agreement or the Distribution Plan or interested persons of any such party (“Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the approval, subject to such exemptions as may be granted by the SEC by any rule, regulation or order. This Agreement may be terminated at any time without penalty by a vote of a majority of the Qualified Trustees of the Fund, by a vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, in each case upon not less than sixty days prior written notice to the other party to this Agreement. This Agreement shall automatically terminate upon its assignment. As used in this paragraph the terms, “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” will have the respective meanings specified in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

SECTION 10    MISCELLANEOUS

10.1    Records. The books and records pertaining to the Fund, which are in the possession or under the control of Distributor, will be prepared and maintained as required under the 1940 Act and other applicable securities laws, rules and regulations. The Fund and its authorized persons will have access to such books and records at all times during the Distributor’s normal business hours. Upon the reasonable request of the Fund, the Distributor will provide copies of such books and records to the Fund or its authorized persons, at the Fund’s expense.

10.2    Independent Contractor. The Distributor will undertake and discharge its obligations hereunder as an independent contractor. Neither Distributor nor any of its officers, directors, employees or representatives is or will be an employee of the Fund in connection with the performance of Distributor’s duties hereunder. Distributor will be responsible for its own conduct and the employment, control, compensation and conduct of its agents and employees, and for any injury to such agents or employees or to others through its agents and employees.

10.3    Notices. All notices provided for or permitted under this Agreement will be deemed effective upon receipt, and will be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, (c) sent via electronic mail, or (d) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below. Notices to the Distributor will be sent to the attention of: [        ], JPMorgan Institutional Investments Inc., 277 Park Avenue, New York, NY 10172. Notices to the Fund will be sent to the attention of: [        ], J.P. Morgan Investment Management Inc., 277 Park Avenue, New York, NY 10172. Email notices to the Distributor will be sent to [        ], and to the Fund will be sent to [        ].

10.4    Dispute Resolution. Whenever either party desires to institute legal proceedings against the other party concerning this Agreement, it will provide written notice to that effect to such other party. The party providing such notice will refrain from instituting said legal proceedings for a period of thirty (30) days following the date of provision of such notice. During such period, the parties will attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

10.5    Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement may not be amended or changed except in writing and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

10.6    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the State of New York, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter will control.

10.7    Counterparts. This Agreement may be executed in two or more counterparts, all of which will constitute one and the same instrument. Each such counterpart will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement will be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

10.8    Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

10.9    Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement will be enforceable as so modified.

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IN WITNESS WHEREOF, the Fund and Distributor have each duly executed this Agreement, as of the day and year above written.

JPMorgan Private Markets Fund	J.P. Morgan Institutional Investments Inc.

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Distribution Agreement]